CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(212) 687-3260
ghudkins@pcgrpinc.com

FOR IMMEDIATE RELEASE

PC GROUP, INC. REPORTS OPERATING RESULTS FOR YEAR ENDED DECEMBER 31, 2009;
ANNOUNCES COMMENCEMENT OF SEARCH FOR NEW CHIEF EXECUTIVE OFFICER

New York, New York – March 18, 2010 – PC Group, Inc. (NASDAQ: PCGR, “PC Group” or the “Company”) reported a loss from continuing operations for the year ended December 31, 2009 of approximately $8.5 million, or $(1.06) per share on a fully diluted basis, on net sales of approximately $40.9 million.  The net loss from continuing operations for the year ended December 31, 2009 includes a non-recurring, non-cash deferred tax benefit of approximately $1.1 million which is discussed in more detail below.  For the year ended December 31, 2008, the Company reported a loss from continuing operations of approximately $11.3 million, or $(1.06) per share on a fully diluted basis, on net sales of approximately $45.1 million.  The loss from continuing operations for the year ended December 31, 2009 was due in significant part to non-cash expenditures, including a provision for the impairment of intangible assets of approximately $5.7 million, depreciation and amortization of approximately $2.6 million, and amortization of debt acquisition costs and debt discount of approximately $810,000.  For the year ended December 31, 2009, earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) was approximately $1.3 million, which is 43.9% higher than EBITDA for the year ended December 31, 2008 of approximately $0.9 million.  During the year ended December 31, 2009, the Company generated approximately $1.4 million in cash from operating activities of continuing operations, as compared to a use of approximately $2.2 million in cash from operating activities of continuing operations for the year ended December 31, 2008.  Please see the schedule accompanying this release for a reconciliation of non-GAAP EBITDA to the comparable GAAP measure.

 The principal reasons for the reduction in 2009 net loss from continuing operations before income taxes are reductions in general and administrative expenses of approximately $2.5 million and reductions in selling expenses of approximately $477,000 in the year ended December 31, 2009 as compared to the year ended December 31, 2008.  These reductions were partially offset by a decrease in gross profit of approximately $1.2 million as a result of lower sales in the year ended December 31, 2009 as compared to the year ended December 31, 2008.

The most significant non-cash expense item included in the 2009 loss from continuing operations was the recognition of a non-cash provision for the impairment of intangible assets of approximately $5.7 million.  This provision consists of two components.  First, the Company recognized a $4.7 million impairment of goodwill related to Twincraft in the year ended December 31, 2009, which represents 100% of the remaining goodwill associated with that reporting unit.  This was caused primarily by lower projected future earnings and lower projected future growth rates in the discounted cash flow models which are utilized to calculate the goodwill impairment.  Second, the Company recognized an impairment of approximately $1.0 million related to the repeat customer list at Twincraft, which is primarily the result of the anticipated reduction of approximately 50% of the revenues of one large customer.    The financial models used to calculate the customer list impairment do not consider the Company’s ability to replace lost customers with new customers.  Comparatively, in 2008, the Company recorded an impairment charge of $3.3 million related to the Twincraft goodwill and a $2.4 million impairment charge related to the Twincraft repeat customer list.  The assumptions used and financial models as well as the underlying basis for the derivation of these impairments will be more fully discussed in our Annual Report on Form 10-K for the year ended December 31, 2009.

Net sales for the year ended December 31, 2009 were approximately $40.9 million, compared to approximately $45.1 million for the year ended December 31, 2008, a decrease of approximately $4.2 million or 9.3%.  Twincraft’s net sales for the year ended December 31, 2009 were approximately $30.6 million, a decline of approximately $1.3 million, or 4.0% as compared to net sales of approximately $31.9 million for the year ended December 31, 2008.  Silipos’ net sales for the year ended December 31, 2009 were approximately $10.3 million, a decline of approximately $2.9 million or 22.0% as compared to net sales of approximately $13.2 million for the year ended December 31, 2008.  We believe these declines are primarily the result of the current economic conditions, which are characterized by lower consumer demand, retailers’ and distributors’ programs to reduce inventory, and the reluctance of our customers to launch new products in 2009.

Consolidated gross profit for the year ended December 31, 2009 was approximately $11.9 million, or 29.0% of net sales, compared to approximately $13.1 million, or 29.0% of net sales, in the year ended December 31, 2008.  The primary factor impacting gross profit was the decrease in the Company’s net sales of $4.2 million. Despite a shift in Twincraft’s net sales toward the amenity business, which historically carry lower gross margins than the health and beauty market, gross profit as a percentage of net sales remained unchanged at 29.0% due to reductions in raw material prices, primarily soap base, at Twincraft.

General and administrative expenses for the year ended December 31, 2009, were approximately $7.4 million, or 18.1% of net sales, compared to approximately $9.8 million, or 22.5% of net sales, in the year ended December 31, 2008, a decrease of approximately $2.5 million.  Approximately $788,000 of the decrease is related to reductions in salaries, rents, and professional fees as a result of our continuing efforts to reduce our corporate overhead structure.  Approximately $256,000 of the reduction is as a result of the final judgment and award providing for reimbursement of legal fees incurred by the Company in connection with the Zook arbitration, which was recorded in the year ended December 31, 2009.  Approximately $530,000 of the reduction is due to the acceleration of depreciation expense on the leasehold improvements at our former corporate offices which was recorded in the year ended December 31, 2008.  Also, approximately $192,000 of the reduction is due to an accrual for severance pay which was recorded in the year ended December 31, 2008.  In addition, amortization of intangible assets is approximately $245,000 lower and bad debt expense is approximately $325,000 lower in the year ended December 31, 2009 as compared to the year ended December 31, 2008.

The operating results for 2009 include a non-recurring, non-cash deferred income tax benefit of approximately $1.1 million resulting from the reversal of a previously established tax valuation allowance which is no longer required due to the change in the useful life of the Silipos tradename from an indefinite life to a useful life of approximately 18 years effective January 1, 2009.

Gray Hudkins, President and Chief Executive Officer, commented: “Given the difficult economy we faced, which was especially daunting in the health and beauty market, 2009 was a challenging year for the Company.  In spite of this, as a result of our past efforts to divest non-core and underperforming businesses, reduce our expense structure, and hone our focus on our two subsidiaries, Twincraft and Silipos, in 2009 we have achieved improvements in certain operating measures, including cash flow generated from operating activities and EBITDA.  Our businesses remain fundamentally sound and stable, and we believe we are poised to benefit from an improving economic outlook.  During the fourth quarter of 2009, Silipos received purchase orders of approximately $3.4 million, a 37.1% increase over purchase orders received at Silipos in the fourth quarter of 2008.  Twincraft has received its first significant contract with a major retailer for national brand-equivalent  bar soaps and is aggressively pursuing other opportunities in this newly energized market.”

Mr. Hudkins continued:  “Our primary focus is to grow the revenues at both Twincraft and Silipos.    In June 2009, we added a Vice-President of Sales and Marketing at Silipos to provide leadership over this critical function.  In November 2009, we also hired additional sales representatives.   We believe these additions will increase our presence with our distributors and provide them with a higher level of product knowledge and customer service.  In addition, we are excited about our new line of Gel-Care Advanced scar management products, which are currently being evaluated in a clinical study.  With these initiatives, and with expected increases in consumer spending in the health and beauty market, we believe we will begin to see contributions to our revenue in 2010.”

The Company has retained Egon Zehnder International to search for a new President and Chief Executive Officer and expects to make further announcements as soon as practicable.  Regarding the search, Mr. Hudkins commented: “With the completion in 2008 of the divestiture of our non-core assets and in 2009 of our expense realignment strategy, the Board of Directors together with management are exploring options to bring in new leadership who will be better-equipped at assisting the realigned Company in growing its revenues in its core markets and taking advantage of external growth opportunities.  We will not be making further comments on this matter until it is appropriate.”

As of December 31, 2009, working capital was approximately $11.4 million, compared to approximately $12.8 million at December 31, 2008, a decrease of approximately $1.4 million.  The decrease is primarily attributable to decreases in inventories of approximately $878,000 and accounts receivable of approximately $1.2 million, offset by decreases in accounts payable of approximately $466,000.

Cash and cash equivalents were approximately $4.6 million at December 31, 2009, as compared to cash and cash equivalents of approximately $4.0 million at December 31, 2008.  The Company generated cash of approximately $1.4 million from its operations during the year ended December 31, 2009 and generated an additional $354,000 from net proceeds from the sales of its subsidiaries during that period.  Approximately $701,000 was used to purchase property, plant, and equipment, and approximately $495,000 was used to purchase treasury stock in the year ended December 31, 2009.

The Company, through its wholly-owned subsidiaries Twincraft and Silipos, offers a diverse line of bar soap and other gel-based products for the private label retail, medical and consumer markets. Silipos is also a provider of quality medical products to the orthopedic and prosthetic markets.  The Company is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.pcgrpinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our history of net losses and the possibility of continuing net losses during and beyond 2010; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products; the risk that any intangibles on our balance sheet may be deemed impaired resulting in substantial write-offs; the risk that the Company may not be able to maintain a listing of its common stock on the NASDAQ Capital Market; the risk that we may not be able to raise adequate financing to fund our operations and growth  prospects; the risk that the clinical study related to our Gel-care scar management products will not be positive; risks associated with our ability to repay debt obligations; the cost and expense of complying with government regulations which affect the research,  development and formulation of our products; changes in our relationships with customers; declines in the business of our customers; the loss of major customers; risks associated with the acquisition and integration of businesses we may acquire; and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.pcgrpinc.com or the Securities and Exchange Commission’s web site at www.sec.gov.

PC GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Years Ended December 31,
	2009	2008

Net sales	$40,876,334	$45,061,148
Cost of sales	29,024,627	31,981,979
Gross profit	11,851,707	13,079,169

General and administrative expenses	7,414,688	9,852,695
Selling expenses	4,770,735	5,248,052
Research and development expenses	961,950	974,853
Provision for impairment of intangible assets	5,722,426	5,700,000
Operating loss	(7,018,092)	(8,696,431)
Other expense net:
Interest income	50,832	37,100
Interest expense	(2,570,821)	(2,230,891)
Other	15,188	(8,681)
Other expense, net	(2,504,801)	(2,202,472)
Loss from continuing operations before income taxes	(9,522,893)	(10,898,903)
Benefit from (provision for) income taxes	1,043,977	(409,273)
Loss from continuing operations	(8,478,916)	(11,308,176)
Discontinued Operations: Income (loss) from operations of discontinued subsidiaries (including gain (loss) on sales of subsidiaries of $1,674 and $(2,769,077) in 2009 and 2008, respectively)	1,674	(2,814,539)
Benefit from income taxes	—	499,595
Loss from discontinued operations	1,674	(2,314,944)
Net Loss	$(8,477,242)	$(13,623,120)

Net Loss per common share:
Basic and diluted:
Loss from continuing operations	$(1.06)	$(1.06)
Loss from discontinued operations	—	(0.21)
Basic and diluted loss per share	$(1.06)	$(1.27)
Weighted average number of common shares used in computation of net loss per share:
Basic and diluted	8,030,928	10,700,914

PC GROUP, INC. AND SUBSIDIARIES

Reconciliation of  EBITDA to Loss From Continuing Operations
(Unaudited)

	For the Years Ended December 31,
	2009	2008

Loss from continuing operations	$(8,478,916)	$(11,308,176)
(Benefit from) provision for income taxes	(1,043,977)	409,273
Interest expense	2,570,821	2,230,891
Interest income	(50,832)	(37,100)
Depreciation and amortization	2,573,583	3,903,875
Provision for impairment	5,722,426	5,700,000
EBITDA	$1,293,105	$898,763

Notes to Earnings Release

Note 1:  This earnings release contains non-GAAP financial measures.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.  These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends.  Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators.  These non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.